STRATUS PROPERTIES INC. REPORTS

F IRST -QUARTER 200 3 RESULTS

HIGHLIGHTS

•

Sold two Barton Creek estate lots for $0.6 million and six acres of undeveloped property in southwest Austin for $0.7 million.

•

Extended the maturity of the two project loan credit facilities covering its three office buildings to January 31, 2004, with an option to extend both facilities by two additional one-year periods, subject to certain conditions.

	F irst Quarter
	200 3		2002
	(In thousands, except per share amounts)
Revenues		$2,696	$1,744
Operating loss		(151)	(540)
Equity in unconsolidated affiliates’ income		-	418
Net income (loss)		(340)	366
Discount on purchase of mandatorily redeemable preferred stock		-	2,367
Net income (loss) attributable to common shareholders		(340)	2,733
Diluted net income per share	$	( 0. 05)	$0.38
Diluted average shares outstanding		7,122	7,804

AUSTIN, TX, May 13 , 200 3 – Stratus Properties Inc. (NASDAQ:STRS) reported a net loss of $0.3 million, $0.05 per share, for the first quarter of 2003 compared to net income of $2.7 million, $0. 38 per share, for the f irst quarter of 200 2.  Net income attributable to common shareholders for 2002 included the $2.4 million discount on the repurchase of Stratus’ $10.0 million of mandatorily redeemable preferred stock in February 2002.  The discount, which was recorded as capital-in-excess of par value within the equity portion of Stratus’ balance sheet, is required to be considered in the determination of earnings per share under current accounting standards.

Revenues.    Stratus’ revenues for the first quarter of 2003 totaled $2.7 million, which included $0.7 million for the sale of six acres of undeveloped property in southwest Austin, Texas and $0.6 million from the sale of two residential estate lots, one at the Escala Drive subdivision and one at the Mirador subdivision within the Barton Creek Community in Austin.  Revenues during 2003 also include rental income associated with Stratus’ three office buildings totaling $0.9 million.  During the first quarter of 2003, Stratus sold to third parties $0.4 million of its development incentives, which were granted to Stratus by the City of Austin in accordance with the Circle C Development Agreement in August 2002.  Stratus had $0.1 million of revenues during the first quarter of 2003 from management fees and sales commissions.   Stratus’ revenues for the first quarter of 2002 totaled $1.7 million, which included $1.0 million associated with the sale of two residential estate lots at the Escala Drive subdivision together with management fees and sales commissions totaling $0.4 million.  Stratus’ revenues during the first quarter of 2002 also included $0.3 million from rental income from the two office buildings purchased on February 27, 2002.

Project Loan Amendments.    As previously reported, in January 2003, Stratus amended its project loan facilities associated with the 140,000-square foot office complex at 7000 West and the 75,000 square-foot office building at 7500 Rialto Drive, both of which are located in Lantana in southwest Austin.  Under the terms of the project loan amendments, each project loan’s maturity was extended until January 31, 2004 from the original maturities of August 2003 (7000 West) and June 2003 (Rialto Drive).  In addition, the project loan facilities provide Stratus an option to extend the maturity of each facility by two additional one-year periods, subject to certain conditions.  Stratus repaid $0.5 million and $1.4 million of its borrowings outstanding in connection with these amendments under its 7000 West and 7500 Rialto Drive project loan facilities, respectively.  Stratus has borrowed all amounts available under the 7000 West project loan facility and currently has $3.7 million of remaining availability under the 7500 Rialto Drive project loan facility.

Development Activities.    During the first quarter of 2003, Stratus completed street and utility infrastructure construction for the “Calera Drive” subdivision within the Barton Creek Community.  Development of the initial phase, which includes 17 courtyard homes on 19 acres, will commence during the second quarter of 2003.  The second phase of Calera Drive, consisting of 53 single-family lots, has received final plat and construction permit approval.  The development of these lots, many of which adjoin the Fazio Canyons Golf Course, is expected to begin in 2004.

During the first quarter of 2003, Stratus also completed certain tenant improvements to the 75,000 square-foot Rialto Drive office building that allowed the first two tenants to occupy their leased space.  The building is now approximately one-third occupied.   Stratus is continuing its efforts to lease the remaining available office space at this building.  The two office buildings comprising Stratus’ 140,000-square foot Lantana Corporate Center, known as 7000 West, are fully leased and occupied.

Stratus has commenced development activities based on the entitlements set forth in its 2002 Circle C Development Agreement with the City of Austin.  The preliminary plan has now been filed for Meridian, an 800 lot residential development at Circle C.  In addition, several retail site plans at Circle C are currently proceeding through the approval process.  The 2002 Agreement permits development of approximately one million square feet of commercial space, 900 multi-family units, and 830 single-family residential lots.

Stratus is a diversified real estate company engaged in the development, marketing and management of real estate in the Austin, Texas area.

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CAUTIONARY STATEMENT : This press release contains certain forward-looking statements regarding sales and development.  Important factors that might cause future results to differ from those projections include refinancing agreements, regulatory approvals and environmental regulations are described in more detail in Stratus ’ 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

A copy of this release is available or on our web site at http://www.stratusp roperties ..com.

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STRATUS PROPERTIES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,
	2003	2002
	(In Thousands, Except Per Share Amounts)
Revenues:
Real estate	$1,280	$1,025
Rental income [a]	908	262
Other	508	457
Total revenues	2,696	1,744
Cost of sales:
Real estate, net	897	891
Rental [a]	571	114
Depreciation	317	96	[a]
Total cost of sales	1,785	1,101
General and administrative expenses	1,062	1,183
Total costs and expenses	2,847	2,284
Operating loss	(151)	(540)
Interest expense, net	(287)	(48)
Interest income	98	250
Equity in unconsolidated affiliates’ income	-	418	[b]
Other income	-	286	[c]
Net income (loss)	$(340)	$366

Reconciliation of net income (loss) to net income (loss) attributable to common shareholders:
Net income (loss)	$(340)	$366
Discount on purchase of mandatorily redeemable preferred stock	-	2,367	[d]
Net income (loss) attributable to common shareholders	$(340)	$2,733

Net income (loss) per share of common stock:
Basic	$(0.05)	$0.38
Diluted	$(0.05)	$0.35

Average shares outstanding:
Basic	7,122	7,113
Diluted	7,122	7,804

a.

Results during 2003 include the income and expenses for three months of activity for the two office buildings acquired from Olympus Real Estate Corporation in February 2002, as well as the results of the 7500 Rialto Drive office building, where construction was substantially completed during the third quarter of 2002.

b.

Includes $0.3 million of income associated with the third installment of the sale of the Schramm Ranch tract.

c.

Represents the gain on the sale of Stratus’ 49.9 percent interest in the Walden Partnership to Olympus in February 2002.

d.

 In connection with the transactions that concluded its business relationship with Olympus, Stratus purchased its $10.0 million of mandatorily redeemable preferred stock held by Olympus for $7.6 million.  Accounting standards require that this amount be included in net income attributable to common shareholders.

STRATUS PROPERTIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31,	December 31,
	2003	2002
	(In Thousands)
ASSETS
Current assets:
Cash and cash equivalents (including restricted cash of $0.8 million at March 31, 2003 and $0.4 million at December 31, 2002)	$1,476	$1,361
Accounts receivable	380	654
Current portion of notes receivable from property sales	60	60
Prepaid expenses	90	146
Total current assets	2,006	2,221
Real estate and facilities, net	112,907	110,761
Rental properties, net	22,746	22,422
Investments in and advances to unconsolidated affiliates	191	191
Notes receivable from property sales, net of current portion	1,769	2,103
Other assets	1,877	1,742
Total assets	$141,496	$139,440

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$1,872	$1,663
Accrued interest, property taxes and other	1,090	3,067
Current portion of borrowings outstanding	434	2,316
Total current liabilities	3,396	7,046
Long-term debt	48,512	42,483
Other liabilities	3,283	3,292
Stockholders' equity	86,305	86,619
Total liabilities and stockholders' equity	$141,496	$139,440

STRATUS PROPERTIES INC.

 CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)

	Three Months Ended
	March 31,
	2003	2002
	(In Thousands)
Cash flow from operating activities:
Net income (loss)	$(340)	$366
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	317	96
Cost of real estate sold	319	302
Equity in unconsolidated affiliates’ income	-	(418)
Gain on sale of Stratus’ 50 percent interest in Walden Partnership	-	(286)
Amortization of deferred compensation	30	-
(Increase) decrease in working capital:
Accounts receivable and prepaid expenses	330	105
Accounts payable and accrued liabilities	(1,776)	(1,609)
Long-term receivable and other	190	869
Net cash used in operating activities	(930)	(575)

Cash flow from investing activities:
Real estate and facilities, net of cost of real estate sold and municipal utility district reimbursements	(3,106)	(2,125)
Net cash acquired from Barton Creek and 7000 West Joint Ventures	-	1,067
Proceeds from the sale of Stratus’ 50 percent interest in the Walden Partnership	-	3,141
Acquisition of Olympus’ interest in the Barton Creek and 7000 West Joint Ventures	-	(3,858)
Net cash used in investing activities	(3,106)	(1,775)

Cash flow from financing activities:
Borrowings under revolving credit facility, net	6,123	6,259
Proceeds from 7500 Rialto Dr. project loan	-	1,104
Payments on 7500 Rialto Dr. project loan	(1,389)	-
Payments on 7000 West project loan	(587)	(16)
Repurchase of mandatorily redeemable preferred stock	-	(7,633)
Exercise of stock options and other	4	41
Net cash provided by (used in) financing activities	4,151	(245)
Net increase (decrease) in cash and cash equivalents	115	(2,595)
Cash and cash equivalents at beginning of year	1,361	3,705
Cash and cash equivalents at end of period	1,476	1,110
Less cash restricted as to use	(760)	(241)
Unrestricted cash and cash equivalents at end of period	$716	$869